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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  4

Name of Issuer:  Actrade International, Ltd.

Title of Class of Securities: Common Stock, par value $.001

CUSIP Number: 004931101


  (Date of Event Which Requires Filing of this Statement)

                     December 31, 2001

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP Number: 004931101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person


         Mark E. Brady

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

         712,235

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

         712,235

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person

         712,235

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares







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11. Percent of Class Represented by Amount in Row (9)

          7.02%

12. Type of Reporting Person

          IN














































                            -3-



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CUSIP Number: 004931101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person


          Robert J. Suttman

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

           21,690

6.  Shared Voting Power:

          712,235

7.  Sole Dispositive Power:

           21,690

8.  Shared Dispositive Power:

          712,235

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          733,925

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares







                            -4-



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11. Percent of Class Represented by Amount in Row (9)

          7.23%

12. Type of Reporting Person

          IN














































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CUSIP Number: 004931101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Ronald L. Eubel

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          570

6.  Shared Voting Power:

          712,235

7.  Sole Dispositive Power:

          570

8.  Shared Dispositive Power:

          712,235

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          712,805

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          7.02%

12. Type of Reporting Person

          IN

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CUSIP Number: 004931101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person


          William Hazel

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          2,040

6.  Shared Voting Power:

          663,070

7.  Sole Dispositive Power:

          2,040

8.  Shared Dispositive Power:

          663,070

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          665,110

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          6.55%

12. Type of Reporting Person

          IN














































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CUSIP Number: 004931101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Bernie Holtgreive

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          445

6.  Shared Voting Power:

          663,070

7.  Sole Dispositive Power:

          445

8.  Shared Dispositive Power:

          663,070

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          663,515

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares








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11. Percent of Class Represented by Amount in Row (9)

          6.54%

12. Type of Reporting Person

          IN














































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CUSIP Number: 004931101

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Eubel Brady & Suttman Asset Management, Inc.

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          663,070

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          663,070

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          663,070

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares








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11. Percent of Class Represented by Amount in Row (9)

          6.53%

12. Type of Reporting Person

          IA, CO














































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

Item 1(a) Name of Issuer:  Actrade International, Ltd.

      (b) Address of Issuer's Principal Executive Offices:

          7 Penn Plaza
          Suite 422
          New York, New York  10001

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Mark E. Brady
          Robert J. Suttman
          Ronald Eubel
          William Hazel
          Bernie Holtgreive
          Eubel Brady & Suttman Asset Management, Inc.
          7777 Washington Village Drive
          Ste. 210
          Dayton, Ohio 45459

          Mark E. Brady, Robert J. Suttman, Ronald L. Eubel,
          William Hazel and Bernie Holtgreive - United
          States citizens

          Eubel Brady & Suttman Asset Management, Inc. -
          Delaware corporation

    (d) Title of Class of Securities: Common Stock, $.001 par value

    (e)   CUSIP Number: 004931101

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,



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    (f)  / / Employee Benefit Plan, Pension Fund which is
             subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned:  Mark E. Brady -
             712,235; Ronald L. Eubel - 712,805; Bernie
             Holtgreive - 663,515; William Hazel - 665,110;
             Eubel Brady & Suttman Asset Management, Inc. -
             663,070; Robert J. Suttman - 733,925

         (b) Percent of Class: Mark E. Brady and Ronald L. Eubel - 7.02%; William Hazel - 6.55%; Bernie Holtgreive - 6.54%; Eubel Brady & Suttman Asset Management, Inc. - 6.53%; Robert J. Suttman - 7.23%

         (c) Mark E. Brady - 712,235 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 712,235 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Ronald L. Eubel - 712,235 shares with shared power to vote or to direct the vote; 570 shares with sole power to vote or to direct the vote; 712,235 shares with shared power to dispose or to direct the disposition of; 570 shares with the sole power to dispose or to direct the disposition of;



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             William Hazel - 663,070 shares with shared
             power to vote or to direct the vote; 2,040 shares with sole power to vote or to direct the vote; 663,070 shares with shared power to dispose or to direct the disposition of; 2,040 shares with the sole power to dispose or to direct the disposition of

             Bernie Holtgreive - 663,070 shares with shared power to vote or to direct the vote; 445 shares with sole power to vote or to direct the vote; 663,070 shares with shared power to dispose or to direct the disposition of; 445 shares with the sole power to dispose or to direct the disposition of

             Eubel Brady & Suttman Asset Management, Inc. - 663,070 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 663,070 shares with shared power to dispose or to direct the disposition of; 0

             Robert J. Suttman - 712,235 shares with shared power to vote or to direct the vote; 21,690 shares with sole power to vote or to direct the vote; 712,235 shares with shared power to dispose or to direct the disposition of; 21,690 shares with the sole power to dispose or to direct the disposition of























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

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A






























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Item 10.

With respect to Mark E. Brady, Robert J. Suttman, Ronald L.
Eubel, William Hazel and Bernie Holtgreive:

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to EBS Asset Management, Inc.:

    Certification for Rule 13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to all Reporting Persons:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    /s/ Ronald L. Eubel
    _________________________
    Ronald L. Eubel

    /s/ Mark E. Brady
    __________________________
    Mark E. Brady

    /s/ Robert J. Suttman, II
    __________________________
    Robert J. Suttman, II


    /s/ William Hazel
    ______________________
    William Hazel

    /s/ Bernie Holtgreive


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

    _____________________
    Bernie Holtgreive

    EUBEL BRADY & SUTTMAN
    ASSET MANAGEMENT, INC.

By: /s/ Ronald L. Eubel
    ___________________
    By: Ronald L. Eubel
        Chief Executive Officer

    February 14, 2002
    _____________
    Date







































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

                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

February 14, 2002 relating to the Common Stock of Actrade

International, Ltd. shall be filed on behalf of the

undersigned.



                                  /s/ Ronald L. Eubel
                                  _____________________
                                       Ronald L. Eubel


                                  /s/ Mark E. Brady
                                  _____________________
                                      Mark E. Brady


                                  /s/ Robert J. Suttman, II
                                  _________________________
                                      Robert J. Suttman, II


                                  /s/ William Hazel
                                  __________________________
                                      William Hazel



                                  /s/ Bernie Holtgreive
                                  _____________________
                                  Bernie Holtgreive

                                  EUBEL BRADY & SUTTMAN
                                  ASSET MANAGEMENT, INC.

                             By:  /s/ Ronald L. Eubel
                                  ___________________
                             By:  Ronald L. Eubel
                                  Chief Executive Officer









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00843001.AL2